Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Motricity Inc. on Form S-1 of our report dated August 7, 2009 related to the combined financial statements of the Mobile Data Infrastructure Business, a division of InfoSpace, Inc., as of December 28, 2007 and December 31, 2006 and for the period from January 1, 2007 to December 28, 2007, and the year ended December 31, 2006, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Seattle, Washington

January 21, 2010